Exhibit 10.1

 Accuray Incorporated

1240 Deming Way

Madison, WI 53717

April 1, 2026

Dedication Capital, LLC

10250 Constellation Boulevard

Suite 2600

Los Angeles, CA 90067

Attn: Steven F. Mayer

RE: Consulting Agreement, Dated October 18, 2025

Dear Sirs:

In connection with the Consulting Agreement, dated October 18, 2025 (the “Consulting Agreement”), by and among Accuray Incorporated (the “Company”), Dedication Capital, LLC (“Dedication Capital”) and Steven F. Mayer (“your”), this letter agreement will confirm our agreement to amend and modify the Consulting Agreement as follows:

1.

The Base Consulting Fee set forth on Schedule 2 to the Consulting Agreement shall be amended to provide that the Base Consulting Fee payable for the period after March 31, 2026 through October 31, 2026 shall be $175,000 in the aggregate (or $25,000 per month).

2.

The Annual Incentive set forth on Schedule 2 to the Consulting Agreement shall be amended to provide that (a) the minimum amount payable with respect to the cash incentive award for the Company’s fiscal year ended June 30, 2026, shall be reduced from $265,625 to $132,812.50, and (b) the minimum amount payable with respect to the mid-year cash incentive award for the Company’s fiscal quarter ended September 30, 2026 shall be reduced from $109,375 to $54,688.

3.

The time-based vesting component of each of the restricted stock awards (eg, the language “subject to your continued service to the Company hereunder through the vesting date”) shall be deemed satisfied effective immediately upon execution and delivery of this letter agreement (a) as for 916,336 shares of the Initial Restricted Shares (as defined in the Consulting Agreement) (consisting of 354,609 shares under the 2016 equity plan and 561,727 shares under the 2026 equity plan), which shall be deemed fully vested as of the date of this letter agreement, and (b) as for 100% of the PSAs (as defined in the Consulting Agreement), which will continue to be subject to achievement of the stock prices provided in Schedule 2 to the Consulting Agreement, but Dedication Capital shall be deemed to have continued service to the Company through the vesting date. For the avoidance of doubt, the remaining Initial Restricted Shares equal to 333,004 shares shall vest as of October 31, 2026 in accordance with the applicable 2016 and 2026 equity plan documents.

4.	The End Date (as defined in the Consulting Agreement) is hereby amended to be October 31, 2026.

This letter agreement shall prevail over any contradictory provisions of the Consulting Agreement. All other terms and conditions of the Consulting Agreement shall remain unchanged and are hereby ratified and confirmed.

If the foregoing is in accordance with your understanding, please confirm by signing where indicated below, whereupon this letter agreement shall constitute a binding agreement between the parties as of the date first above written.

Very truly yours,

ACCURAY INCORPORATED

By: /s/ Stephen R. La Neve

Name: Stephen R. La Neve

Title: CEO

Confirmed:

DEDICATION CAPITAL, LLC

By: /s/ Steven F. Mayer

Name: Steven F. Mayer

Title: Chief Executive Officer

STEVEN F. MAYER

By: /s/ Steven F. Mayer

Name: Steven F. Mayer